UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 22, 2010

Central Garden & Pet Company

(Exact name of registrant as specified in its charter)

Delaware	001-33268	68-0275553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1340 Treat Boulevard, Suite 600, Walnut Creek, California	94597
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (925) 948-4000

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On February 22, 2010, Central Garden & Pet Company (the “Company”) issued a press release announcing that the Company commenced a tender offer and consent solicitation (the “Offer”) for any and all of its outstanding $150 million in aggregate principal amount of 9 1/8% Senior Subordinated Notes due 2013 (the “Notes”), plus accrued and unpaid interest. The tender offer is contingent upon the satisfaction of certain conditions including (a) the consummation of a financing on terms satisfactory to the Company and resulting in the receipt by the Company of proceeds in an amount sufficient to finance the Offer and the redemption of any Notes that remain outstanding after the expiration of the Offer and (b) the receipt of requisite consents in order to adopt the proposed amendments to the indenture governing the Notes. A copy of the Company’s press release is furnished pursuant to Item 7.01 as Exhibit 99.1 to this Current Report on Form 8-K.

On February 22, 2010, the Company also issued a press release announcing its intent to offer $300 million of senior subordinated notes due 2018. A copy of the Company’s press release is furnished pursuant to Item 7.01 as Exhibit 99.2 to this Current Report on Form 8-K.

The information contained in this report shall not constitute an offer to sell or a solicitation of an offer to purchase any notes and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The information contained in this Item 7.01 is being furnished and shall not be deemed “filed” with the Securities and Exchange Commission or otherwise incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Item 9.01.	Financial Statements and Exhibits

99.1	Press Release dated February 22, 2010 announcing commencement of cash tender offer for 9-1/8% senior subordinated notes due 2013.

99.2	Press Release dated February 22, 2010 announcing intent to offer senior subordinated notes due 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL GARDEN & PET COMPANY

By:	/s/ STUART W. BOOTH
Stuart W. Booth
Chief Financial Officer

Dated: February 22, 2010

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